Exhibit 99.1

FOR IMMEDIATE RELEASE

Renewable Energy Group Prices Offering of

$132 Million of Convertible Senior Notes

Ames, IA, May 27, 2016 /Business Wire/ - Renewable Energy Group, Inc. (REG) (NASDAQ:REGI) announced today the pricing of its offering of $132 million aggregate principal amount of 4.00% convertible senior notes due 2036 (the “Notes”) in a private placement to qualified institutional buyers pursuant to an exemption from the registration requirements of the Securities Act of 1933. In connection with the offering, REG has granted the initial purchasers an option to purchase up to an additional $20 million aggregate principal amount of Notes on the same terms and conditions. The sale of the Notes is scheduled to close on June 2, 2016, subject to satisfaction of customary closing conditions.

REG estimates that the net proceeds from the offering will be approximately $127.5 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by REG, assuming no exercise of the initial purchasers’ option to purchase additional Notes.

Concurrently with the offering, in separate transactions, REG intends to use approximately $62.0 million of the net proceeds from the offering to repurchase approximately $63.9 million principal amount of REG’s outstanding 2.75% convertible senior notes due 2019 (the “2019 Notes”), including accrued but unpaid interest and commissions, through one of the initial purchasers or its affiliate as REG’s agent. In addition, concurrently with the offering, in separate transactions, REG intends to use approximately $35.0 million of the net proceeds from the offering to repurchase approximately 4.1 million shares of its common stock through one of the initial purchasers or its affiliate as REG’s agent. REG intends to use the remainder of the net proceeds from the offering for working capital and other general corporate purposes, which may include additional repurchases of the 2019 Notes and shares of REG’s common stock and financing potential strategic transactions. Any repurchase of the 2019 Notes could have the effect of raising or maintaining the market price of REG’s common stock above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of REG’s common stock. In particular, REG expects that certain of the sellers of 2019 Notes that REG repurchases may purchase shares of common stock in the market in connection with those sales of 2019 Notes. Any repurchase of REG’s common stock could have the effect of raising or maintaining the market price of REG’s common stock above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of REG’s common stock.

The Notes will be senior unsecured obligations of REG and will pay interest semi-annually at a rate of 4.00% per annum. The Notes will mature on June 15, 2036 unless earlier redeemed, repurchased or converted. On or after June 15, 2021, REG may redeem for cash all or part of the Notes at a redemption price equal the principal amount thereof, plus accrued and unpaid interest, if any. Unless the Notes have been called for redemption, holders may require REG to repurchase the Notes, in cash, on June 15, 2021, June 15, 2026 and June 15, 2031 or upon the occurrence of certain fundamental changes at a repurchase price equal to the principal amount thereof, plus accrued and unpaid interest, if any.

The Notes will be convertible, upon satisfaction of certain conditions, at an initial conversion rate of 92.8074 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $10.78 per share, and will be subject to adjustment upon the occurrence of certain events. The initial conversion price represents a conversion premium of approximately 25.0% over the last reported sale price of $8.62 per share of REG’s common stock on The NASDAQ Global Select Market on May 26, 2016. Prior to December 15, 2035, the Notes will be convertible only under certain circumstances and during certain periods. On or after December 15, 2035, the Notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. REG will settle conversions of the Notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election. However, unless REG obtains stockholder approval in accordance with applicable rules of The NASDAQ Stock Market to permit settlement in stock, REG will be required to settle conversions by paying cash or, subject to certain limitations, a combination of cash and shares of its common stock.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offer and sale of the Notes and the common stock, if any, issuable upon conversion of the Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, the Notes and such common stock, if any, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the expected closing date of the offering and expected timing of the repurchase transactions, the expected uses of net proceeds from the offering, and the possible effects of the repurchase transactions. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, difficulties or delays in closing the offering and repurchases, fluctuations in the price of REG’s common stock, satisfaction of the conditions to closing of the offering, the fact that REG’s management will have broad discretion in the use of the proceeds from any sale of the Notes, factors affecting REG’s business that may affect REG’s liquidity and working capital requirements, and other risks and uncertainties described from time to time in REG’s annual report on Form 10-K, quarterly reports on Forms 10-Q and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in its expectations, except as required by law.

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